Exhibit 10.41

REVENUE INTERESTS ASSIGNMENT AGREEMENT

Dated as of December 23, 2005

between

ACORDA THERAPEUTICS, INC.

and

KING GEORGE HOLDINGS LUXEMBOURG IIA S.À R.L.

Page

ARTICLE I	DEFINITIONS

Section 1.01	Definitions

ARTICLE II	PURCHASE AND SALE OF ASSIGNED INTERESTS

Section 2.01	Purchase and Sale

Section 2.02	Payments in Respect of the Assigned Interests

Section 2.03	Purchase Price

Section 2.04	No Assumed Obligations

Section 2.05	Excluded Assets

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF ACORDA

Section 3.01	Organization

Section 3.02	Corporate Authorization

Section 3.03	Governmental Authorization

Section 3.04	Ownership

Section 3.05	Intentionally Omitted

Section 3.06	Financial Statements

Section 3.07	No Undisclosed Liabilities

Section 3.08	Solvency

Section 3.09	Litigation

Section 3.10	Compliance with Laws

Section 3.11	Conflicts

Section 3.12	Intellectual Property

Section 3.13	Regulatory Approval

Section 3.14	Material Contracts

Section 3.15	Subordination

Section 3.16	Place of Business

Section 3.17	Broker’s Fees

Section 3.18	Other Information

Section 3.19	Elan Agreements and Novartis Agreement

Section 3.20	Insurance

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PRF

Section 4.01	Organization

i

Section 4.02	Authorization

Section 4.03	Broker’s Fees

Section 4.04	Conflicts

Section 4.05	Consents

Section 4.06	Funds Available

ARTICLE V	COVENANTS

Section 5.01	Consents and Waivers

Section 5.02	Access; Information

Section 5.03	Material Contracts

Section 5.04	Confidentiality; Public Announcement

Section 5.05	Security Agreement

Section 5.06	Commercially Reasonable Efforts; Further Assurance

Section 5.07	Call Option; Put Option

Section 5.08	Remittance to Lockbox Account; Quarterly True-Up

Section 5.09	License Agreements; Elan Agreements and Novartis Agreement

Section 5.10	Intellectual Property

Section 5.11	Negative Covenants

Section 5.12	Future Agreements

Section 5.13	Insurance

Section 5.14	Notice

Section 5.15	Use of Proceeds.

Section 5.16	Legal Opinion

ARTICLE VI	THE CLOSING; CONDITIONS TO CLOSING

Section 6.01	Closing

Section 6.02	Conditions Applicable to PRF

Section 6.03	Conditions Applicable to Acorda

ARTICLE VII	TERMINATION

Section 7.01	Termination Date

Section 7.02	Effect of Termination

ARTICLE VIII	MISCELLANEOUS

Section 8.01	Survival

Section 8.02	Specific Performance

Section 8.03	Notices

Section 8.04	Successors and Assigns

Section 8.05	Indemnification

Section 8.06	Independent Nature of Relationship

Section 8.07	Federal Tax

Section 8.08	Entire Agreement

Section 8.09	Amendments; No Waivers

Section 8.10	Interpretation

Section 8.11	Headings and Captions

Section 8.12	Counterparts; Effectiveness

Section 8.13	Severability

Section 8.14	Expenses

Section 8.15	Governing Law; Jurisdiction

Section 8.16	Force Majeure

Section 8.17	Waiver of Jury Trial

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	—	Form of Bill of Sale
Exhibit B	—	Form of Board Observer Rights Agreement
Exhibit C	—	Form of Lockbox Agreement
Exhibit D	—	Form of Security Agreement
Exhibit E	—	Elan Agreements
Exhibit F	—	Novartis Agreement
Exhibit G	—	Legal Opinion of Dreier LLP (transaction opinion)
Exhibit H	—	Letter from Finnegan, Henderson, Farabow, Garrett & Dunner LLP
(IP letter)
Exhibit I	—	Form of Guaranty

SCHEDULES

Schedule 1.01	—	Knowledge Persons
Schedule 3.03	—	Governmental Authorizations
Schedule 3.04(a)	—	Ownership
Schedule 3.04(b)	—	Permitted Liens
Schedule 3.06	—	Financial Statements
Schedule 3.09	—	Litigation
Schedule 3.11	—	Conflicts
Schedule 3.12(a)	—	Intellectual Property
Schedule 3.12(b)	—	Intellectual Property Agreements
Schedule 3.12(c)	—	Breach of Intellectual Property Agreements
Schedule 3.12(e)	—	Liens on Intellectual Property
Schedule 3.12(f)	—	Fees and Applications Related to Intellectual Property
Schedule 3.12(h)	—	Enforceability of Intellectual Property
Schedule 3.13	—	Regulatory Approval
Schedule 3.14	—	Material Contracts
Schedule 3.16	—	Place of Business
Schedule 3.19	—	Elan Agreements and Novartis Agreement
Schedule 3.20	—	Insurance
Schedule 6.02(g)	—	Filing Jurisdictions

REVENUE INTERESTS ASSIGNMENT AGREEMENT

This REVENUE INTERESTS ASSIGNMENT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of December 23, 2005 by and between Acorda Therapeutics, Inc., a Delaware corporation (“Acorda”), and King George Holdings Luxembourg IIA S.à r.l., a Luxembourg private limited company (together with its permitted successors and assigns, “PRF”) and an Affiliate of Paul Royalty Fund II, L.P.

WHEREAS, Acorda wishes to sell, assign, convey and transfer to PRF, and PRF wishes to purchase from Acorda, the Assigned Interests (as hereinafter defined), upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01         Definitions.

The following terms, as used herein, shall have the following meanings:

“Acorda” shall have the meaning set forth in the first paragraph hereof.

“Acorda Concentration Account” shall mean a segregated account established and maintained at the Lockbox Bank pursuant to the terms of the Lockbox Agreement and this Agreement.  The Acorda Concentration Account shall be the account into which the funds remaining in the Joint Concentration Account after payment therefrom of the amounts payable to PRF pursuant to Section 2.02(b) of this Agreement are swept in accordance with the terms of this Agreement and the Lockbox Agreement.

“Acorda Indemnified Party” shall have the meaning set forth in Section 8.05(b).

“Acorda Parties” shall have the meaning set forth in Section 3.12(a).

“Affiliate” shall mean any Person that controls, is controlled by, or is under common control with another Person.  For purposes of this definition, “control” shall mean (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“Applicable Percentage” shall mean, as of any date of determination, on a Fiscal Year-by-Fiscal Year basis (or applicable portion thereof in the first and last Fiscal Years under this Agreement), during the period from October 1, 2005 through and including December 31, 2015:

(a)                                  prior to the date that the payments received and retained (i.e., not refunded by PRF) by PRF under Sections 2.02(b) and 5.08 are less than twice the aggregate amount paid by PRF under Section 2.03, the following:

(i)                                     with respect to Net Revenues of up to and including $30,000,000, fifteen percent (15%),

(ii)                                  with respect to Net Revenues in excess of $30,000,000 but less than and including $60,000,000, six percent (6%), and

(iii)                               with respect to Net Revenues in excess of $60,000,000, one percent (1%), and

(b)                               from and after the date that the payments received and retained (i.e., not refunded by PRF) by PRF under Sections 2.02(b) and 5.08 are at least twice the aggregate amount paid by PRF under Section 2.03, one percent (1.0%).

“Assigned Interests” shall mean PRF’s right to receive amounts equal to the Applicable Percentage of the Net Revenues pursuant to the terms and conditions of this Agreement.

“Audit Costs” shall mean, with respect to any audit of the books and records of Acorda with respect to amounts payable or paid under this Agreement, the cost of such audit, including all reasonable fees, costs and expenses incurred in connection therewith.

“Bankruptcy Event” shall mean the occurrence of any of the following:

(i)            Acorda shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, relief of debtors or the like, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its respective debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any portion of its assets, or Acorda shall make a general assignment for the benefit of its respective creditors;

(ii)           there shall be commenced against Acorda any case, proceeding or other action of a nature referred to in clause (i) above which remains undismissed, undischarged or unbonded for a period of sixty (60) calendar days;

(iii)          there shall be commenced against Acorda any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against the Product or any substantial portion of the Intellectual Property related to the Product, which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within sixty (60) calendar days from the entry thereof;

(iv)          Acorda shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above;

(v)           at any time after December 31, 2006, Acorda shall admit in writing its inability to pay its respective debts as they become due; or

(vi)          at any time after December 31, 2006, Acorda shall be in a financial condition such that the sum of its debts, as they become due and mature, is greater than the fair value of its property, when taken together on a consolidated basis with its Subsidiaries.

“Bill of Sale” shall mean the Bill of Sale substantially in the form of Exhibit A.

“Board Observer Rights Agreement” shall mean the Board Observer Rights Agreement between Acorda and PRF, which Board Observer Rights Agreement shall be substantially in the form of Exhibit B.

“Business Day” shall mean any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of New York, or any day on which banking institutions located in the State of New York are required by law or other governmental action to close.

“Call Option” shall have the meaning set forth in Section 5.07(a).

“Call Option Event” shall mean any one of the following events:

(i)            the completion of an initial underwritten public offering of shares of common stock of Acorda pursuant to an effective registration statement filed with the SEC resulting in a total market capitalization in excess of $150,000,000 (with total market capitalization equaling the offering price of such common stock to the public multiplied by the total number of issued and outstanding shares of common stock after giving effect to the offering); or

(ii)           any Change of Control.

“Change of Control” shall mean:

(i)            the acquisition by any Person or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) of beneficial ownership of any capital stock of Acorda, if after such acquisition, such Person or group would be the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Acorda representing more than fifty percent (50%) of the combined voting power of Acorda’s then outstanding securities entitled to vote generally in the election of directors; or

(ii)           the consummation after approval by Acorda’s stockholders of a merger or consolidation of Acorda, with any other Person, other than a merger or consolidation which would result in Acorda’s voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of Acorda’s voting securities or such surviving entity’s voting securities outstanding immediately after such merger or consolidation.

“Closing” shall have the meaning set forth in Section 6.01.

“Closing Date” shall mean the date of this Agreement.

“Collateral” shall mean the property included in the definition of “Collateral” in the Security Agreement.

“Confidential Information” shall mean, as it relates to Acorda and its Affiliates and the Product, the Intellectual Property, confidential business information, financial data and other like information (including ideas, research and development, know-how, formulas, schematics, compositions, technical data, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), client lists and tangible or intangible proprietary information or material, or such other information that either party identifies to the other as confidential or the nature of which or the circumstances of the disclosure of which would reasonably indicate that such information is confidential.

“Daily Amount” shall have the meaning set forth in Section 2.02(b).

“Deposit Accounts” shall mean, collectively, the Lockbox Account, the Joint Concentration Account, the Acorda Concentration Account and the PRF Concentration Account, each established and maintained pursuant to the Lockbox Agreement.

“Disputes” shall have the meaning set forth in Section 3.12(i).

“Drug Approval Application” shall mean an application for Regulatory Approval required before commercial sale or use of the Product as a drug in a regulatory jurisdiction, including with respect to the United States a new drug application (“NDA”) or supplemental new drug application, or a prior approval supplement to an NDA or any amendments thereto submitted to the FDA.

“Elan” shall mean Elan Pharmaceuticals, Inc. or Elan Pharma International Limited, as applicable.

“Elan Agreements” shall mean that certain Asset Purchase Agreement, dated as of July 21, 2004, by and between Acorda and Elan Pharmaceuticals, Inc. and that certain Zanaflex Supply Agreement, dated as of July 21, 2004, by and between Acorda and Elan Pharma International Limited.

“Excluded Assets” shall have the meaning set forth in Section 2.05.

“Excluded Liabilities and Obligations” shall have the meaning set forth in Section 2.04.

“FDA” shall mean the United States Food and Drug Administration or any successor federal agency thereto.

“Financial Statements” shall mean the consolidated balance sheets of Acorda and its Subsidiaries at December 31, 2003, December 31, 2004, and September 30, 2005 and the related consolidated statements of operations and cash flows and the consolidated statements of changes in stockholders’ equity of Acorda and its Subsidiaries audited for the Fiscal Years ended June 30, 2002, June 30, 2003, the six month period ended December 31, 2003 and the year ended December 31, 2004, and unaudited for the nine month period ended September 30, 2005 and the accompanying footnotes thereto, as filed with Amendment No. 1 to Acorda’s Registration Statement on Form S-1 filed with the SEC on November 29, 2005.

“Fiscal Quarter” shall mean each calendar quarter.

“Fiscal Year” shall mean the calendar year.

“GAAP” shall mean generally accepted accounting principles in the United States in effect from time to time.

“GE Capital” shall mean General Electric Capital Corporation.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether foreign, federal, state or local (domestic or foreign), including the United States Patent and Trademark Office, the FDA, the United States National Institute of Health, or any other government authority in any country.

“Gross Product Revenues” means, for any period of determination, the sum of the following for such period: (i) the  amounts invoiced by Acorda or any of its Affiliates to a Third Party with respect to the sale of Product in the United States by Acorda or any of its Affiliates, (ii) the amounts receivable by Acorda or any of its Affiliates from a Third Party with respect to the sale, distribution or other use of the Product in the United States by such Third Party (including any amounts receivable by Acorda or its Affiliates under License Agreements), and (iii) collections in respect of write-offs or allowances for bad debts in respect of items described in the preceding clauses (i) and (ii).

“Guarantor” means Paul Royalty Fund II, L.P.

“Guaranty” means the guaranty executed by the Guarantor in favor of Acorda, which shall be substantially in the form attached hereto as Exhibit I.

“Initial Contingent Payment” shall have the meaning set forth in Section 2.03.

“Intellectual Property” shall mean all proprietary information; trade secrets; know-how; confidential information; inventions (whether patentable or unpatentable and whether or not reduced to practice or claimed in a pending patent application) and improvements thereto; Patents; registered or unregistered trademarks, trade names, service marks, including all goodwill associated therewith; registered and unregistered copyrights and all applications thereof; in each case that are owned, controlled by, issued to, licensed to, licensed by or hereafter acquired by or licensed by Acorda, in each case solely relating to, embodied by, covering or involving the Product.

“Joint Concentration Account” shall mean a segregated account, subject to a control agreement in favor of PRF, established for the benefit of Acorda and PRF and maintained at the Lockbox Bank pursuant to the terms of the Lockbox Agreement and this Agreement.  The Joint Concentration Account shall be the account into which the Lockbox Bank sweeps the funds held in the Lockbox Account.

“Knowledge” shall mean the actual knowledge of any of the persons listed on Schedule 1.01 hereto (each a “Knowledge Person”) relating to a particular matter.  Notwithstanding the foregoing, the Knowledge Persons shall be deemed to have knowledge of a particular matter if, in the prudent exercise of his or her duties and responsibilities in the ordinary course of business, such Knowledge Person should have known of such matter.

“License Agreement” shall mean any existing or future license, development, commercialization, co-promotion, collaboration, manufacturing, distribution, marketing or partnering agreement entered into before or during the Revenue Interest Period by Acorda or any of its Affiliates relating to the Product and/or under the Intellectual Property.

“Licensees” shall mean, collectively, the licensees, sublicensees or distributors under the License Agreements; each a “Licensee”.

“Liens” shall mean all liens, encumbrances, security interests, mortgages, rights to preferential payments or charges of any kind.

“Lockbox Account” shall mean collectively, any lockbox and segregated lockbox account established and maintained at the Lockbox Bank pursuant to a Lockbox Agreement and this Agreement.  The Lockbox Account shall be the account into which all payments made to Acorda in respect of the sale of the Product are to be remitted.

“Lockbox Agreement” shall mean any agreement entered into by a Lockbox Bank, Acorda and PRF, substantially in the form of Exhibit C attached hereto, pursuant to which, among other things, the Lockbox Account, the Joint Concentration Account, the PRF Concentration Account and the Acorda Concentration Account shall be established and maintained.

“Lockbox Bank” shall mean Citibank, N.A. or such other bank or financial institution approved by each of PRF and Acorda and a party to any Lockbox Agreement.

“Losses” shall mean collectively, any and all claims, damages, losses, judgments, liabilities, costs and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding), giving effect to any tax benefit realized by the indemnified party which is attributable to the Losses to which an indemnity claim relates.

“Material Adverse Change” shall mean, with respect to Acorda, a material adverse change in the business, operations, assets or financial condition of Acorda and its Subsidiaries, taken as a whole.

“Material Adverse Effect” shall mean (i) the effect of a Material Adverse Change, (ii) a material adverse effect on the validity or enforceability of any of the Transaction Documents, (iii) a material adverse effect on the ability of Acorda to perform any of its material obligations under any of the Transaction Documents, (iv) a material adverse effect on the rights or remedies of PRF under any of the Transaction Documents, (v) a material adverse effect on the right of PRF to receive the Assigned Interests or any payment due to PRF hereunder, (vi) a material adverse effect on the Assigned Interests, including any material adverse effect on the Product or the ability of Acorda to distribute, market and/or sell the Product, or (vii) a right to terminate or receive material damages inuring to the benefit of a Third Party arising with respect to any Material Contract.

“Material Contract” shall mean any contract, agreement or other arrangement to which either Acorda or any of its Subsidiaries is a party or any of Acorda’s or its Subsidiaries’ respective assets or properties are bound or committed (other than the Transaction Documents) related to the Product or the Intellectual Property (including, in all circumstances, the Elan Agreements, the Novartis Agreement and each License Agreement) for which breach, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect (without regard for clause (vii) of the definition thereof).

“NDA” shall mean a new drug application and all amendments and supplements thereto, submitted to the FDA with respect to the Product.

“Net Revenues” shall mean, for any period of determination, the difference of

(A)                              Gross Product Revenues for such period, less

(B)                              the sum, with respect to the items described in clauses (i) and (ii) of the definition of Gross Product Revenues, of

(i)                                     cash, trade discounts and rebates actually granted or paid but only if and to the extent, on an annual basis, the same are in accordance with sound business practices or not in excess of customary industry standards with respect to products comparable to or at a similar stage in product life as the Product,

(ii)                                  allowances and adjustments actually credited to customers for Product that is spoiled, damaged, outdated, obsolete, returned or otherwise recalled, but only if and to the extent, on an annual basis,  the same are in accordance with sound business practices or not in excess of customary industry standards with respect to products comparable to or at a similar stage in product life as the Product,

(iii)                               charges for freight, postage, shipping, delivery, service and insurance charges, to the extent invoiced,

(iv)                              taxes, duties or other governmental charges to the extent invoiced, and

(v)                                 write-offs or allowances for bad debts.

In calculating Net Revenues, any transfer from Acorda to an Affiliate shall be disregarded and the calculation shall instead be based on the first transfer to a Third Party.

“Novartis” shall mean Novartis Pharma AG.

“Novartis Agreement” shall mean that certain License Agreement, dated as of April 17, 1991, by and between Sandoz Pharma, predecessor to Novartis Pharma AG, and Athena Neurosciences, Inc., predecessor to Elan Pharmaceuticals, Inc., as assumed by Acorda pursuant to that certain Assignment and Assumption Agreement, dated as of July 21, 2004, by and among Acorda, Elan Pharmaceuticals, Inc. and Novartis Pharma AG.

“Obligations” shall mean any and all obligations of Acorda under the Transaction Documents.

“Patents” shall mean all patents, patent rights, patent applications, patent disclosures and invention disclosures issued or filed, together with all reissues, divisions, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof relating to the Product, composition of matter, formulation, or methods of manufacture or use thereof that are issued or filed as of the date hereof or during the Revenue Interest Period, including, without limitation, those identified in Schedule 3.12(a) in each case, which are owned, controlled by, issued to, licensed to or licensed by Acorda or any of its Affiliates.

“Patent Office” shall mean the respective patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Patents.

“Permitted Liens” shall mean (i) Liens created in favor of PRF pursuant to the Security Agreement and any other Transaction Document; (ii) liens for taxes or other governmental charges arising by operation of law in the ordinary course of business for sums which are not yet due and payable, and (iii) any Liens set forth on Schedule 3.04(b).

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.

“PRF” shall have the meaning set forth in the first paragraph hereof.

“PRF Concentration Account” shall mean a segregated account established for the benefit of PRF and maintained at the Lockbox Bank pursuant to the terms of the Lockbox Agreement and this Agreement.  The PRF Concentration Account shall be the account into which the funds held in the Joint Concentration Account which are payable to PRF pursuant to Section 2.02(b) of this Agreement are swept by the Lockbox Bank in accordance with the terms of this Agreement and the Lockbox Agreement.

“PRF Indemnified Party” shall have the meaning set forth in Section 8.05(a).

“Product” shall mean (i) the products currently known and marketed in the United States under the trademark Zanaflex® as capsule and tablet formulations of tizanidine hydrochloride, also known as 5-chloro-4-(2-imidazolin-2-ylamino)-2,1,3-benzothiodiazole hydrochloride (Chemical Abstracts Registry No. 64461-82-1); and (ii) any formulation, reformulation or line extension containing tizanidine hydrochloride, or any derivative or closely related analogs thereof (including but not limited to any stereoisomers, either separated or combined, any hydrates, any polymorphs, any salts, any solvates and any crystal forms) as monotherapy or in combination with any other substance that is made, used, sold, offered for sale, imported, distributed, marketed or promoted in the United States by Acorda, its Affiliates or Licensees.

“Put/Call Price” shall mean the greater of (i) an amount equal to one hundred fifty percent (150%) of all payments made by PRF pursuant to Section 2.03 as of the date of exercise of the Call Option or Put Option, as the case may be, less an amount equal to the aggregate of (i) all amounts received by PRF pursuant to the Security Agreement and (ii) all payments made by Acorda to PRF (and retained by PRF) pursuant to Sections 2.02(b), 2.03(b), 2.03(c), 5.08 and 8.05, prior to and as of the date of payment of the Put/Call Price, or (ii) an amount that would generate an internal rate of return (utilizing the same methodology utilized by the IRR function in Microsoft Excel) to PRF of twenty-five percent (25%) on all payments made by PRF pursuant to Section 2.03 as of the date of exercise of the Call Option or Put Option, as the case may be, taking into account the amount and timing of all amounts received by PRF pursuant to the Security Agreement and all payments made by Acorda to PRF (and retained by PRF) pursuant to Sections 2.02(b), 2.03(b), 2.03(c), 5.08 and 8.05, prior to and as of the date of payment of the Put/Call Price.

“Put Option” shall have the meaning set forth in Section 5.07(b).

“Put Option Event” shall mean any one of the following events:

(i)            any Change of Control;

(ii)           any Bankruptcy Event;

(iii)          any Transfer by Acorda of all or substantially all of its assets;

(iv)          any Transfer by Acorda of any of its interests in the Product (other than pursuant to a License Agreement);

(v)           any breach by Acorda in any material respect of any of its covenants in Section 2.02(b) (unless such breach results from any action or omission by any Person other than Acorda), Section 2.03(b) or (c), or Section 5.08(c) (unless such breach results from any action or omission by any Person other than Acorda) or Section 5.08(f), which breach is not cured within sixty (60) days following delivery by PRF to Acorda of written notice of such breach; or

(vi)          any (A) breach by Acorda in any material respect of any of its covenants in Section 5.05, Section 5.08(d), Section 5.09(b), Section 5.10 and Section 5.15, or (B) representation made by Acorda in any of Sections 3.04, 3.12, 3.13(b) or (c) or 3.19 proves after the Closing Date, based on facts or circumstances which PRF was not aware of on or prior to the Closing Date, to have been false or incorrect in any material respect when made; in each case if and only if such breach or falseness or incorrectness (x) is not cured (if such breach or falseness or incorrectness is capable of being cured) within seventy (70) days following delivery by PRF to Acorda of written notice thereof, and (y) results in a Put Option Material Adverse Effect.

“Put Option Material Adverse Effect” shall mean (i)  a material adverse effect on the validity or enforceability of any of the Transaction Documents, (ii) a material adverse effect on the ability of Acorda to perform any of its material obligations under any of the Transaction Documents, (iii) a material adverse effect on the rights or remedies of PRF under any of the Transaction Documents, (iv) a material adverse effect on the right of PRF to receive the Assigned Interests or any payment due to PRF hereunder, and (v) a material adverse effect on the Assigned Interests, including any material adverse effect on the Product or the ability of Acorda to distribute, market and/or sell the Product.

“Quarterly Report” shall mean, with respect to the relevant Fiscal Quarter of Acorda, (i) a report showing all payments made by Acorda to PRF under this Agreement during such quarter and showing in detail the basis for the calculation of such payments, (ii) a reconciliation of such report referred to in clause (i) above to all information and data deliverable to Acorda, PRF or their Affiliates by the parties to any License Agreement, together with relevant supporting documentation, (iii) a description of Acorda’s use of the proceeds received from PRF and retained by Acorda pursuant to Section 2.03 hereof during such quarter and (iv) such additional information as PRF may reasonably request.

“Regulatory Agency” shall mean a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals in the United States or other regulation of pharmaceuticals.

“Regulatory Approval” shall mean all approvals (including, without limitation, where applicable, pricing and reimbursement approval and schedule classifications), product and/or establishment licenses, registrations or authorizations of any Governmental Authority of a Drug Approval Application necessary for the manufacture, use, storage, import, export, transport, offer for sale, or sale of the Product in the United States.

“Revenue Interest Period” shall mean the period from and including October 1, 2005 through and including December 31, 2015, unless earlier terminated upon a repurchase of the Assigned Interests by Acorda pursuant to Section 5.07 or otherwise in accordance with the terms of this Agreement.

“Revenue Interests” shall mean (A) with respect to any License Agreement, all of Acorda’s rights under such License Agreement, including, without limitation, rights to receive payments in respect of sale of the Product and (B) otherwise, all of Acorda’s rights, however derived, to receive payments in respect of sales of the Product.

“SEC” shall mean the Securities and Exchange Commission.

“Secondary Contingent Payment” shall have the meaning set forth in Section 2.03.

“Security Agreement” shall mean the Security Agreement between Acorda and PRF providing for, among other things, the grant by Acorda in favor of PRF of a valid continuing,

perfected lien on and security interest in, the Assigned Interests and the other Collateral described therein, which Security Agreement shall be substantially in the form of Exhibit D.

“Subsidiary” or “Subsidiaries” shall mean with respect to any Person (i) any corporation of which the outstanding capital stock having at least a majority of votes entitled to be cast in the election of directors under ordinary circumstances shall at the time owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Term” shall mean the term of this Agreement, as provided in Section 7.01 hereof.

“Term Sheet” shall mean the Term Sheet for Purchase of Revenue Interest from Acorda Therapeutics, Inc. dated October 27, 2005 between Paul Capital Advisors, LLC and Acorda as the same may be amended to the date hereof.

“Third Party” shall mean any Person other than Acorda or PRF or their respective Affiliates.

“Transaction Documents” shall mean, collectively, this Agreement, the Bill of Sale, the Security Agreement, the Lockbox Agreement and the Board Observer Rights Agreement.

“Transfer” or “Transferred” shall mean any sale, conveyance, assignment, disposition or transfer.

“True-Up Statement” shall have the meaning set forth in Section 5.08(f).

“UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“United States” shall mean the United States of America.

“Year-to-Date Net Revenues” shall have the meaning set forth in Section 5.08(f).

ARTICLE II

PURCHASE AND SALE OF ASSIGNED INTERESTS

Section 2.01         Purchase and Sale.

Upon the terms and subject to the conditions set forth in this Agreement, Acorda agrees to sell, assign, transfer and convey to PRF, and PRF agrees to purchase from Acorda, free and clear of all Liens (except for Permitted Liens) and subject to the conditions set forth in Article VI, all of Acorda’s rights and interests in and to the Assigned Interests on the Closing Date.  PRF’s ownership interest in each of the Assigned Interests so acquired shall vest immediately upon Acorda’s receipt of payment for such Assigned Interests pursuant to Section 2.03.

Section 2.02         Payments in Respect of the Assigned Interests.

(a)           PRF shall be entitled to receive the Applicable Percentage in respect of Net Revenues made during the Revenue Interest Period.

(b)           Commencing on the effective date of the Lockbox Agreement and continuing as long as the Applicable Percentage is fifteen percent (15%) in the applicable Fiscal Year, eight percent (8%) of the first $30,000,000 of Gross Product Revenues in each Fiscal Year shall be swept from the Joint Concentration Account into the PRF Concentration Account on a daily basis (the “Daily Amount”) pursuant to Section 5.08.

(c)           Any additional payments to be made by Acorda to PRF hereunder or under any other Transaction Document shall be made by wire transfer of immediately available funds.

Section 2.03         Purchase Price.

(a)           In full consideration for the assignment by Acorda of the Assigned Interests, and subject to the terms and conditions set forth herein, PRF shall pay to Acorda or its designees the following amounts:

(i)            At the Closing, $15,000,000 (including (A) amounts which shall be paid by PRF on behalf of Acorda at the time of Closing to GE Capital as partial payment of the amounts owed by Acorda to GE Capital pursuant to that certain Promissory Note, dated as of January 28, 2004, issued by Acorda to GE Capital (not to exceed $3,500,000); and (B) $500,000 of which shall be retained by PRF for reimbursement of its expenses (with PRF to account for its expenses within ninety (90) days of the date of this Agreement and to refund any excess of the $500,000 over its actual expenses to Acorda);

(ii)           an additional $5,000,000 (the “Initial Contingent Payment”) within fifteen (15) Business Days of receipt by PRF of a notice properly given by Acorda under clause (ii)(C) below, payable at Acorda’s option in its sole and absolute discretion if and only if (A) Acorda’s net sales of Product during the period from January 1, 2005 through and including December 31, 2005 equal or exceed $11,000,000; (B) Net Revenues during the period from January 1, 2006 through and including June 30, 2006 equal or exceed $16,000,000; and (C) PRF receives a written request from Acorda for the Initial Contingent Payment within five (5) days of Acorda’s determination that the targets in clauses (A) and (B) have been met and in any event no later than September 30, 2006;

(iii)          an additional $5,000,000 (the “Secondary Contingent Payment”) within fifteen (15) Business Days of receipt by PRF of a notice properly given by Acorda under clause (iii)(B) below, payable at Acorda’s option in its sole and absolute discretion if and only if (A) Net Revenues during the period from January 1, 2006 through and including December 31, 2006 equal or exceed $33,500,000; and (B) PRF receives a written request from Acorda for the Secondary Contingent Payment within five (5) days of Acorda’s determination that the Net Revenue target in clause (A) has been met and in any event no later than March 31, 2007; and

(iv)          The payments to be made by PRF hereunder shall be paid by wire transfer of immediately available funds to the account designated by Acorda.

(b)           If  PRF makes the Initial Contingent Payment, Acorda shall pay to PRF, in addition to and not in reduction of amounts payable by Acorda to PRF under Sections 2.02 and 5.08 and clause (c) of this Section 2.03, the sum of $5,000,000 on December 1, 2009.

(c)           If  PRF makes the Secondary Contingent Payment, Acorda shall pay to PRF, in addition to and not in reduction of amounts payable by Acorda to PRF under Sections 2.02 and 5.08 and clause (b) of this Section 2.03, the sum of $5,000,000 on December 1, 2010.

(d)           The payments, if any, to be made by Acorda hereunder shall be paid by wire transfer of immediately available funds to the account designated by PRF.

Section 2.04         No Assumed Obligations.

Notwithstanding any provision in this Agreement or any other writing to the contrary, PRF is acquiring only the Assigned Interests and is not assuming any liability or obligation of Acorda or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether under any Transaction Document or otherwise.  All such liabilities and obligations shall be retained by and remain obligations and liabilities of Acorda or its Affiliates (the “Excluded Liabilities and Obligations”).

Section 2.05         Excluded Assets.

Notwithstanding any provision in this Agreement or any other writing to the contrary, Acorda is not selling, conveying, assigning, or transferring to PRF any assets, properties or rights of Acorda, including any ownership interest in any Patents or other Intellectual Property, other than (i) Acorda’s rights and interests in and to the Assigned Interests subject to and in accordance with the terms of this Agreement and (ii) the assignments for security purposes being made under the Security Agreement and the Lockbox Agreement.  All other assets, properties and rights of Acorda are not being sold, conveyed, assigned or transferred to PRF hereunder (the (“Excluded Assets”), whether or not they are related to the Product.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACORDA

Acorda hereby represents and warrants to PRF as of the date hereof, the following:

Section 3.01         Organization.

Acorda is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents.  Acorda is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to do so would have a Material Adverse Effect.

Section 3.02         Corporate Authorization.

Acorda has all necessary power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder.  The Transaction Documents have been duly authorized, executed and delivered by Acorda and each Transaction Document constitutes the valid and binding obligation of Acorda, enforceable against Acorda in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 3.03         Governmental Authorization.

The execution and delivery by Acorda of the Transaction Documents, and the performance by Acorda of its obligations hereunder and thereunder, does not require any notice to, action or consent by, or in respect of, or filing with, any Governmental Authority, except for the filing of financing statements under the UCC and except as set forth on Schedule 3.03.

Section 3.04         Ownership.

(a)           Acorda owns, or holds a valid license under, all of the Intellectual Property and the Regulatory Approvals with respect to the Product free and clear of all Liens other than Permitted Liens, and no license or covenant not to sue under any Intellectual Property or Regulatory Approvals has been granted by Acorda to any Third Party, except as set forth on Schedule 3.04(a).

(b)           Acorda, immediately prior to the assignment of the Assigned Interests, owns, and is the sole holder of, all the Revenue Interests; and Acorda owns, and is the sole holder of, and/or has and holds a valid, enforceable and subsisting license to, all of those other assets that are required to produce or receive any payments from any Licensee or payor under and pursuant to, and subject to the terms of any License Agreement, in each case free and clear of any and all Liens other than Permitted Liens.  Except as set forth on Schedule 3.04(b), Acorda has not transferred, sold, or otherwise disposed of, or agreed to transfer, sell, or otherwise dispose of any portion of the Revenue Interests other than as contemplated by this Agreement.  Except as set forth on Schedule 3.04(b), no Person other than Acorda has any right to receive the payments payable under any License Agreement, other than PRF’s rights with respect to the Assigned Interests, from and after the Closing Date.  Acorda has the full right to sell, transfer, convey and assign to PRF all of Acorda’s rights and interests in and to the Assigned Interests being sold, transferred, conveyed and assigned to PRF pursuant to this Agreement without any requirement to obtain the consent of any Person, except such consents as are obtained at or prior to the Closing.  At the Closing, PRF shall have acquired good and valid rights and interests of Acorda in and to the Assigned Interests being sold, transferred, conveyed and assigned to PRF pursuant to this Agreement, free and clear of any and all Liens, except for Permitted Liens, subject to the terms and conditions of this Agreement.

Section 3.05         Intentionally Omitted.

Section 3.06         Financial Statements.

Except as set forth on Schedule 3.06, the Financial Statements are complete and accurate in all material respects, were prepared in conformity with GAAP and present fairly in all material respects the financial position and the results of operations of Acorda and its Subsidiaries as of the dates and for the periods covered thereby, subject in the case of the unaudited financial statements to the absences of footnotes, year-end adjustments and other supplementary information required by GAAP.

Section 3.07         No Undisclosed Liabilities.

Except for those liabilities (i) specifically identified on the face of or described in the Notes to the Financial Statements, (ii) incurred by Acorda or its Subsidiaries in the ordinary course of business since December 31, 2004, or (iii) in connection with the Obligations under the Transaction Documents, there are no material liabilities of Acorda relating to the Product, of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable.

Section 3.08         Solvency.

Acorda is not insolvent as defined in any statute of the United States Bankruptcy Code or in the fraudulent conveyance or fraudulent transfer statutes of the States of Delaware or New York.  Assuming consummation of the transactions contemplated by the Transaction Documents, (i) the present fair saleable value of Acorda’s assets is greater than the amount required to pay its debts as they become due, (ii) Acorda does not have unreasonably small capital with which to engage in its business, and (iii) Acorda has not incurred, nor does it have present plans to or intend to incur, debts or liabilities beyond its ability to pay such debts or liabilities as they become absolute and matured.

Section 3.09         Litigation.

There is no (i) action, suit, arbitration proceeding, claim, investigation or other proceeding pending or, to the Knowledge of Acorda, threatened against Acorda or (ii) any governmental inquiry pending or, to the Knowledge of Acorda, threatened against Acorda, in each case with respect to clauses (i) and (ii) above, which, if adversely determined, would question the validity of, or could adversely affect the transactions contemplated by any of the Transaction Documents or could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.09, there is no action, suit, claim, proceeding or investigation pending or, to the Knowledge of Acorda, threatened against Acorda or any other Person relating to the Product, the Intellectual Property, the Regulatory Approvals, the Revenue Interests or the Assigned Interests.

Section 3.10         Compliance with Laws.

Acorda (a) is not in violation of, has not violated, or to the Knowledge of Acorda, is not under investigation with respect to, and, (b) has not been threatened to be charged with or been given notice of any violation of any law, rule, ordinance or regulation of, or any judgment, order, writ, decree, permit or license entered by any Governmental Authority applicable to Acorda, the Assigned Interests or the Revenue Interests which could reasonably be expected to have a Material Adverse Effect.

Section 3.11         Conflicts.

                (a)           Except as set forth on Schedule 3.11, neither the execution and delivery of any of the Transaction Documents nor the performance or consummation of the transactions contemplated hereby and thereby will:  (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (A) any law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which Acorda or any of its Subsidiaries or any of their respective assets or properties may be subject or bound, the breach or violation of which could reasonably be expected to result in a Material Adverse Effect; or (B) any Material Contract or any other contract, agreement, commitment or instrument to which Acorda or any of its Subsidiaries is a party or by which Acorda or any of its Subsidiaries or any of their respective assets or properties is bound or committed for which breach, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the certificate of incorporation or by-laws (or other organizational or constitutional documents) of Acorda or any of its Subsidiaries; (iii) except for the filing of the UCC-1 financing statements required hereunder and filings with the United States Patent and Trademark Office, require any notification to, filing with, or consent of, any Person or Governmental Authority, except such consents that are obtained at or prior to the Closing; (iv) give rise to any right of termination, cancellation or acceleration of any right or obligation of Acorda or any of its Subsidiaries or any other Person or to a loss of any benefit relating to the Revenue Interests or the Assigned Interests; or (v) result in the creation or imposition of any Lien on (A) the assets or properties of Acorda or any of its Subsidiaries or (B) the Assigned Interests, the Revenue Interests, or any other Collateral, other than, with respect to clause (v) above, any Permitted Lien.

                (b)           Other than as set forth on Schedule 3.04(b), Acorda has not granted, nor does there exist, any Lien on the Revenue Interests, the Assigned Interests or any other Collateral other than pursuant to the Security Agreement.

Section 3.12         Intellectual Property.

For purposes of this Section 3.12, the terms “Product” or “Products” shall mean the products currently known and marketed in the United States under the trademark Zanaflex® as capsule and tablet formulations of tizanidine hydrochloride, also known as 5-chloro-4-(2-imidazolin-2-ylamino)-2,1,3-benzothiodiazole hydrochloride (Chemical Abstracts Registry No. 64461-82-1).

(a)           Schedule 3.12(a) sets forth an accurate, true and complete list (by category and family) of all (1) Patents and utility models, (2) trade names, common law trademarks, common law service marks, registered trademarks, registered service marks, and applications for trademark registration or service mark registration, (3) registered and unregistered copyrights and (4) domain name registrations and websites, in each case with respect to clauses (1), (2), (3) and (4) above in this subsection (a) that are owned, licensed, or used to make, have made, use, sell, have sold, offer for sale, import, develop, promote, market, distribute, manufacture, commercialize or otherwise exploit the Product in the United States by Acorda, its Affiliates, manufacturers, distributors or Licensees, as applicable (for purposes of this Section 3.12, the foregoing are collectively referred to as the “Acorda Parties”), it being understood that Acorda has not conducted any independent investigation with respect to any of the Acorda Parties other than Acorda and its Affiliates.  For each item of Intellectual Property listed on Schedule 3.12(a), Acorda has identified (i) the owner, (ii) the application number, (iii) the patent or registration number, (iv) the expiration date, as applicable, including any applicable term extensions or supplemental protection certificates, if applicable, (v) the earliest relied upon priority filing date used to calculate the expiration date, and (vi) the due date(s) for any applicable maintenance, annuity or renewal fee.  Except as disclosed therein, each item of Intellectual Property listed on Schedule 3.12(a) that is issued, granted or registered is valid, enforceable and subsisting and no listed Intellectual Property has lapsed, expired, been cancelled or become abandoned.  The Patent applications listed in Schedule 3.12(a) have been prosecuted by competent patent counsel in a diligent manner since July 21, 2004 and continue to be prosecuted by competent patent counsel in a diligent manner, and, to Acorda’s Knowledge, the Patent applications listed in Schedule 3.12(a) were prosecuted by competent patent counsel in a diligent manner prior to July 21, 2004.

(b)           Schedule 3.12(b) sets forth an accurate, true and complete list of all agreements, whether oral or written, express or implied, including, without limitation, assignments, licenses, options, franchise, distribution, marketing and manufacturing agreements, sponsorships, project agreements, collaboration agreements, joint development agreements, agreements not to enforce, consents, settlements, assignments, security interests, liens and other encumbrances or mortgages, and any amendments(s) renewal(s), novation(s) and termination(s) pertaining thereto, pursuant to which Acorda has the legal right to exploit Intellectual Property that is owned by another Person or a Third Party.  There are no unpaid fees or royalties under any agreement listed on Schedule 3.12(b) that have become due, or are expected to become overdue, as of the Closing Date, except as disclosed on Schedule 3.12(b).

(c)           Each agreement listed in Schedule 3.12(b) is legal, valid, binding, enforceable, and in full force and effect (it being understood that Acorda has not conducted any independent investigation with respect to any such agreement entered into prior to July 21, 2004).  Acorda is not in breach in any material respect of such listed agreements and, to Acorda’s Knowledge, no circumstances or grounds exist that would give rise to a claim of breach or right of rescission, termination, revision, or amendment of any of the agreements specified in Schedule 3.12(b), including, without limitation, the execution, delivery and performance of this Agreement and the other Transaction Documents, except as disclosed on Schedule 3.12(c).

(d)           The Acorda Parties have full, legal right to make, have made, use, sell, have sold, offer for sale, import, develop, distribute, manufacture, commercialize, market or otherwise exploit the Product, in the countries in which they are conducting such activities, without infringing any intellectual property right that is owned by another Person or a Third Party in such countries, it being understood that Acorda has not conducted any independent investigation with respect to any of the Acorda Parties other than Acorda and its Affiliates.

(e)           Acorda possesses sole, exclusive, valid, marketable and unencumbered title to the Intellectual Property for which it is listed as the owner on Schedule 3.12(a), and there are no liens, mortgages or encumbrances on or to any Intellectual Property listed on Schedule 3.12(a) that it owns or agreement listed on Schedule 3.12(b), except as disclosed on Schedule 3.12(e).

(f)            There are no unpaid maintenance, annuity or renewal fees currently overdue for any of the Intellectual Property listed on Schedule 3.12(a), nor have any applications or registrations therefor lapsed or become abandoned, been cancelled or expired, except as disclosed on Schedule 3.12(a) or Schedule 3.12(f).

(g)           Acorda (to the extent that Acorda is an applicant or is otherwise involved in the patent prosecution of any Patent) and, to Acorda’s Knowledge, each owner and inventor of each Patent have complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including the duty to disclose to any applicable Patent Office all information known to be material to patentability (it being understood that with respect to the period prior to July 21, 2004 Acorda has not conducted an independent investigation as to compliance with such duties of candor and good faith).

(h)           Neither Acorda nor, to Acorda’s Knowledge, any other Person has undertaken or omitted to undertake any acts, and, to Acorda’s Knowledge, no circumstance or grounds exist, that would invalidate, reduce or eliminate, in whole or in part, the enforceability or scope of (i) any Intellectual Property or, in the case of Intellectual Property owned or exclusively licensed by Acorda, Acorda’s entitlement to exclusively exploit such Intellectual Property, or (ii) Acorda’s right to enjoy payments made in respect of sales of the Product or other revenues from any Intellectual Property, except as disclosed on Schedule 3.12(h) (it being understood that with respect to the period prior to July 21, 2004 Acorda has not conducted an independent investigation as to whether such acts were undertaken or whether there was a failure to undertake any such acts).

(i)            There is, and has been, no pending, decided or settled opposition, interference proceeding, reexamination proceeding, cancellation proceeding, injunction, claim, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, International Trade Commission investigation, decree, or any other dispute, disagreement, or claim (collectively referred to hereinafter as “Disputes”), nor, to Acorda’s Knowledge, has any such Dispute been threatened challenging the legality, validity, enforceability or ownership of any Intellectual Property or which would give rise to a credit against the revenues  of Acorda as a result of the manufacture, sale offer for sale, use, importation or exportation of the Product or the exploitation of the licensed Intellectual Property and, to Acorda’s Knowledge, no circumstances or grounds exist that would give rise to such a Dispute.  There are no Disputes by any Person or Third Party against Acorda or, to Acorda’s Knowledge, the other Acorda Parties, and Acorda has not received any written notice or claim of any such Dispute, and, to Acorda’s Knowledge, there exists no circumstances or grounds upon which any such claim could be asserted, as pertaining to the Product.  Neither Acorda nor, to its Knowledge, its licensor has sent any notice of any such Dispute to a Third Party, and there exists no circumstance or grounds upon which Acorda or, to its Knowledge, its licensor could assert any such claim, as pertaining to the Product.  No Intellectual Property or the Product is subject to any outstanding injunction, judgment, order, decree, ruling charge, settlement or other disposition of Dispute, and Acorda has fully complied with, paid and otherwise satisfied all obligations relating to any such disposition.

(j)            There is no pending or, to Acorda’s Knowledge, threatened action, suit, or proceeding, or any investigation or claim by any Governmental Authority to which Acorda is a party (1) that would be the subject of a claim for indemnification by any Person or Third Party under any Material Contract, or (2) that the marketing, sale or distribution of the Product in the United States by the Acorda Parties does or will infringe on any patent or other intellectual property rights of any other Person.  To Acorda’s Knowledge, there are no pending published or unpublished United States, international or foreign patent applications owned by any other Person, which, if issued, would limit or prohibit, in any material respect, the use of the Product or the licensed Intellectual Property relating to the Product.

(k)           Acorda has taken, and will continue to take, all commercially reasonable measures and precautions necessary to protect and maintain (1) the confidentiality of all Intellectual Property (except such Intellectual Property whose value would be unimpaired by public disclosure) that it owns and (2) the value of all Intellectual Property and assets related to the Product.

(l)            No material trade secret of Acorda has been published or disclosed to any Person except pursuant to a written agreement requiring such Person to keep such trade secret confidential (it being understood that with respect to any publication or disclosure of material trade secrets of Acorda occurring prior to July 21, 2004 Acorda has not conducted an independent investigation).

Section 3.13         Regulatory Approval. Except as set forth on Schedule 3.13:

(a)           Acorda has made available to PRF all of the following documents that Acorda has received in any form from any contract party to any License Agreement:

(i)            all regulatory correspondence, written notes in respect of telephone communications, electronic communications, copies of all submissions to any active regulatory files regarding preclinical, clinical, manufacturing, adverse events, any notices and forms received by a contract party from appropriate Regulatory Agencies relating to compliance, developmental (including safety, efficacy and potency), marketing, promotion or manufacturing activities concerning the Intellectual Property or the Products;

(ii)           correspondence or reports from both internal corporate employees and non-governmental consultants relating to any of the regulatory and/or product liability exposures, marketing and reimbursement strategies, manufacturing (i.e., annual audit reports), preclinical and clinical data issues concerning the Products; and

(iii)          any information or communication that would indicate that any Regulatory Agency (A) is not likely to approve any application with respect to the Products, (B) is likely to revise or revoke any current approval granted by any Regulatory Agency with respect to the Products, or (C) is likely to pursue compliance actions against Acorda or any contract party relating to a License Agreement.

(b)           Either Acorda or, to Acorda’s Knowledge, either Novartis or Elan, possesses all Regulatory Approvals issued or required by the appropriate Regulatory Agencies necessary to conduct its current business relating to the Products, and neither Acorda nor, to Acorda’s Knowledge, Novartis or Elan, has received any notice of proceedings relating to, and there are no facts or circumstances to Acorda’s Knowledge that would reasonably be expected to lead to, the revocation, suspension, termination or modification of any such Regulatory Approvals.

(c)           Acorda is in material compliance with, and has materially complied with, all applicable federal, state, local and foreign laws, rules, regulations, standards, orders and decrees governing its business, including all regulations promulgated by each Regulatory Agency, the failure of compliance with which could reasonably be expected to result in a Material Adverse Effect; Acorda has not received any notice citing action or inaction by it that would constitute any material non-compliance with any applicable federal, state, local and foreign laws, rules, regulations, or standards, which could reasonably be expected to result in a Material Adverse Effect; and to Acorda’s Knowledge, no prospective change in any applicable federal, state, local or foreign laws, rules, regulations or standards has been adopted which, when made effective, could reasonably be expected to result in a Material Adverse Effect.

(d)           The studies, tests and preclinical and clinical trials conducted relating to the Products by or on behalf of Acorda or, to Acorda’s Knowledge, Novartis or Elan, were and, if still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards; the descriptions of the results of such studies, tests and trials provided to PRF are accurate in all material respects; and neither Acorda nor, to Acorda’s Knowledge, Novartis nor Elan, has received any notices or correspondence from any Regulatory Agency or any Institutional Review Board or comparable authority requiring the termination, suspension, or material modification or clinical hold of any such studies, tests or preclinical or clinical trials conducted by or on behalf of Acorda or Novartis or Elan, which termination, suspension, material modification or clinical hold could reasonably be expected to result in a Material Adverse Effect.

Section 3.14         Material Contracts.

Schedule 3.14 sets forth all of the Material Contracts. Neither Acorda nor any of its Subsidiaries is in breach of or in default under any Material Contract which default, individually or in the aggregate, would result in a Material Adverse Effect.  To the Knowledge of Acorda, nothing has occurred and no condition exists that would permit any other party thereto to terminate any Material Contract prior to its expiration.  Neither Acorda nor any of its Subsidiaries has received any notice or, to the Knowledge of Acorda, any threat of early termination of any such Material Contract.  To the Knowledge of Acorda, no other party to a Material Contract is in breach of or in default under such Material Contract.  All Material Contracts are valid and binding on Acorda and its Subsidiaries and, to the Knowledge of Acorda, on each other party thereto.

Section 3.15         Subordination.

The claims and rights of PRF created by any Transaction Document in and to the Assigned Interests, the Revenue Interests and any other Collateral are not and shall not be subordinated to any creditor of Acorda or any other Person.

Section 3.16         Place of Business.

Acorda’s principal place of business and chief executive office are set forth on Schedule 3.16.

Section 3.17         Broker’s Fees.

Acorda has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

Section 3.18         Other Information.

No representation, warranty or statement made by Acorda in (a) Section 3.12, to Acorda’s Knowledge, or (b) in any Transaction Document (except for Section 3.12), and no Schedule or Exhibit hereto, in each case taken in the aggregate, contains any untrue statement of a material fact or omits any statement of material fact necessary in order to make the statements made therein in light of the circumstances under which they were made not misleading.

Section 3.19         Elan Agreements and Novartis Agreement.

True, correct and complete copies of the Elan Agreements and the Novartis Agreement, including any amendments thereto, together with all agreements executed in connection with the transactions contemplated thereby, are attached hereto, respectively, as Exhibit E and Exhibit F.  In addition:

(a)           Acorda and, to Acorda’s Knowledge, Elan and Novartis, are in compliance in all material respects with the terms and conditions of the Elan Agreements and the Novartis Agreement, as applicable;

(b)           in respect of Acorda, and to Acorda’s Knowledge, in respect of Elan and Novartis, as applicable, the Elan Agreements and the Novartis Agreement were duly executed and delivered at the time of their signing;

(c)           neither Acorda nor, to Acorda’s Knowledge, Elan or Novartis, is in default in any  material respect of any of its respective obligations under the Elan Agreements or the Novartis Agreement, as applicable;

(d)           except as set forth on Schedule 3.19, neither Elan nor Novartis has any right of set-off, rescission, counterclaim, reduction, deduction or defense in any way related to the Product;

(e)           Acorda has not waived any rights or defaults under the Elan Agreements or the Novartis Agreement and to Acorda’s Knowledge no event has occurred which, after the giving of notice or the lapse of time or both, would constitute a default or breach by Acorda under the Elan Agreements or the Novartis Agreement or, to Acorda’s Knowledge, would constitute a default or breach by Elan or Novartis, as applicable;

(f)            the Elan Agreements and the Novartis Agreement are in full force and effect and, following the date of their signings, respectively, there has been no correspondence or other written communication to the contrary sent by or on behalf of Acorda to, or received by or on behalf of Acorda from, Elan or Novartis, as applicable;

(g)           Acorda has not received any notice, whether written or oral, pursuant to the Elan Agreements or the Novartis Agreement that such agreement or agreements has been or will be terminated prior to any applicable expiration or that Acorda is in default of its obligations under such agreement or agreements.  Acorda has no intention of terminating the Elan Agreements or the Novartis Agreement prior to any applicable expiration and has no Knowledge of any event, circumstances or grounds, including any breach of any payment obligations thereunder, which pursuant to the terms of the Elan Agreements or the Novartis Agreement, as applicable, give the other party thereto the right to terminate such respective agreement prior to any applicable expiration; and

(h)           All payments that were due and payable and required to be made prior to the date hereof under the terms of the Elan Agreements and the Novartis Agreement have been made.

Section 3.20         Insurance.

Acorda has named PRF as an additional insured party with respect to its general liability and product liability insurance policies.  A schedule of Acorda’s insurance policy or insurance policies is attached hereto as Schedule 3.20.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PRF

PRF represents and warrants to Acorda the following:

Section 4.01         Organization.

PRF is a private limited company duly formed and validly existing under the laws of Luxembourg.

Section 4.02         Authorization.

PRF has all necessary power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder.  The Transaction Documents have been duly authorized, executed and delivered by PRF and each Transaction Document constitutes the valid and binding obligation of PRF, enforceable against

PRF in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 4.03         Broker’s Fees.

PRF has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

Section 4.04         Conflicts.

Neither the execution and delivery of this Agreement or any other Transaction Document nor the performance or consummation of the transactions contemplated hereby or thereby will:  (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (A) any law, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which PRF or any of its assets or properties may be subject or bound; or (B) any contract, agreement, commitment or instrument to which PRF is a party or by which PRF or any of its assets or properties is bound or committed; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the organizational or constitutional documents of PRF; or (iii) require any notification to, filing with, or consent of, any Person or Governmental Authority.

Section 4.05         Consents.

The execution and delivery by PRF of this Agreement and the other Transaction Documents to which it is a party, and the performance by PRF of its obligations hereunder and thereunder, do not require any notice to, action or consent by, or in respect of, or filing with, any Governmental Authority or Person.

Section 4.06         Funds Available.

Each of PRF and Guarantor will at all times maintain sufficient funds to satisfy its obligations under Section 2.03 and Section 8.05 as they become due.

ARTICLE V

COVENANTS

During the Term, the following covenants shall apply:

Section 5.01         Consents and Waivers.

Acorda shall use its commercially reasonable efforts to obtain and maintain any required consents, acknowledgements, certificates or waivers so that the transactions contemplated by this Agreement or any other Transaction Document may be consummated and shall not result in any default or breach or termination prior to their respective expirations of any of the Material Contracts.

Section 5.02         Access; Information.

(a)           Promptly after receipt by Acorda of notice of any action, claim, investigation, proceeding (commenced or threatened), offer, proposal, correspondence or other material written communication relating to the transactions contemplated by this Agreement, any other Transaction Document, the Revenue Interests, or any License Agreement or use of the Intellectual Property, then, Acorda shall inform PRF of the receipt of such notice and the substance of such action, claim, investigation, proceeding, offer, proposal, correspondence or other written communication and, if in writing shall furnish PRF with a copy of such notice and any related materials with respect to such action, claim, investigation, proceeding, offer, proposal, correspondence or other written communication.

(b)           Acorda shall keep and maintain, or cause to be kept and maintained, at all times accurate and complete books and records adequate to correctly reflect all payments paid and/or payable with respect to Revenue Interests and Assigned Interests and all deposits made into the applicable Deposit Accounts.

(c)           PRF and any of PRF’s representatives shall have the right, from time to time, to visit Acorda’s offices and properties where Acorda keeps and maintains its books and records relating or pertaining to the Revenue Interests, the Assigned Interests and the other Collateral to inspect and copy such books and records, during normal business hours, and, upon ten (10) Business Days’ written notice given by PRF to Acorda, Acorda will provide PRF and any of PRF’s representatives reasonable access to such books and records, in order to verify the accuracy of the Quarterly Reports, True-Up Statements (as defined in Section 5.08(f) and payments of the Applicable Percentage for any Fiscal Year; provided that such inspection shall not take place more often than once a Fiscal Year, and that unless PRF identifies a reasonable basis to extend any inquiry to a period prior to the beginning of the two Fiscal Year period most recently ended as of the date of its inquiry (e.g., if the date of the inquiry is March 31, 2010, the relevant period would have commenced on January 1, 2007), PRF shall restrict its inquiry to the period commencing as of the beginning of the two Fiscal Year period most recently ended as of the date of its inquiry and ending as of the date of its inquiry.

(d)           In the event any audit of the books and records of Acorda relating to the Revenue Interests, Assigned Interests, and the other Collateral by PRF and/or any of PRF’s representatives reveals that the amounts paid to PRF hereunder for the period of such audit have been understated by more than the greater of (i) $75,000 or (ii) five percent (5%) of the amounts determined to be due for the period subject to such review, then the Audit Costs in respect of such audit shall be borne by Acorda; and in all other cases, such Audit Costs shall be borne by PRF.  PRF shall treat all information subject to review under this Section 5.02 in accordance with the confidentiality provisions of this Agreement.

(e)           Acorda shall, promptly after the end of each Fiscal Quarter of Acorda (but in no event later than forty-five (45) days following the end of such quarter), produce and deliver to PRF a Quarterly Report for such quarter, together with a certificate of an executive officer of

Acorda, certifying that to the knowledge of such officer (i) such Quarterly Report is a true and complete copy and (ii) any statements and any data and information therein prepared by Acorda are true, correct and accurate in all material respects.

(f)            Unless Acorda is timely filing its quarterly reports on Form 10-Q and annual reports on Form 10-K in accordance with the requirements of the Securities Exchange Act of 1934, as amended, Acorda shall deliver to PRF the following financial statements:

(i)            within forty-five (45) calendar days after the end of each Fiscal Quarter, copies of the unaudited consolidated financial statements of Acorda and its Subsidiaries for such Fiscal Quarter; and

(ii)           within ninety (90) calendar days after the end of each Fiscal Year, copies of the audited consolidated financial statements of Acorda and its Subsidiaries for such Fiscal Year.

Section 5.03         Material Contracts.

Acorda shall comply with all terms and conditions of and fulfill all of its obligations under all the Material Contracts, except for such noncompliance which could not reasonably be expected to give rise to a Material Adverse Effect.  Acorda shall not amend any Material Contract in any material respect or issue any consents or other approvals under any Material Contract without the prior written consent of PRF (not to be unreasonably withheld or delayed).

Section 5.04         Confidentiality; Public Announcement.

(a)           All information furnished by PRF to Acorda or by Acorda to PRF, including the Confidential Information, in connection with this Agreement and any other Transaction Document and the transactions contemplated hereby and thereby, as well as the terms, conditions and provisions of this Agreement and any other Transaction Document, shall be kept confidential by Acorda and PRF, and shall be used by Acorda and PRF and their respective Affiliates only in connection with this Agreement and any other Transaction Document and the transactions contemplated hereby and thereby.  Notwithstanding the foregoing, (i) Acorda and PRF may disclose such information to their partners, directors, employees, managers, officers and Affiliates, and to their actual or potential auditors, assignees, investors, bankers, advisors, trustees and other financing parties and participants and their respective representatives and counsel, provided that such Persons shall be informed of the confidential nature of such information and shall be obligated to keep such information confidential pursuant to the terms of this Section 5.04(a) and that each party shall take, and shall require such Persons to take, reasonable steps to prevent any unauthorized use or disclosure of any Confidential Information of the other Party and (ii) the foregoing restrictions shall not apply to information that (A) is already in the public domain at the time the information is disclosed (other than as a result of its improper disclosure by PRF, its Affiliates or representatives), (B) thereafter becomes lawfully obtainable from other sources who are not under an obligation of confidentiality and are not otherwise prohibited from disclosing such information by a contractual, legal or fiduciary obligation, (C) is required to be disclosed in any document filed with any Governmental Authority, or (D) is disclosed under securities laws, rules and regulations applicable to Acorda or pursuant to the rules and regulations of any securities exchange or trading system on which securities of Acorda may be listed for trading.

(b)           Except as required by law or the rules and regulations of any securities exchange or trading system or the FDA or any Governmental Authority with similar regulatory authority, or except with the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), no party shall issue any press release or make any other public disclosure with respect to the transactions contemplated by this Agreement or any other Transaction Document; provided, however, that Acorda and PRF may jointly prepare a press release for dissemination promptly following the Closing Date.

(c)           The rights to review, consult with or consent, as applicable and as set forth in this Section 5.04, with respect to any disclosures shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed unless there have been material changes in the disclosure since the date of the previous disclosure.

Section 5.05         Security Agreement.

Subject to the terms and conditions of the Security Agreement, Acorda shall, at all times until the Obligations are paid and performed in full, grant in favor of PRF a valid, continuing, first perfected lien on and security interest in the Revenue Interests, the Assigned Interests and the other Collateral described in the Security Agreement.

Section 5.06         Commercially Reasonable Efforts; Further Assurance.

(a)           Subject to the terms and conditions of this Agreement, each of PRF and Acorda will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement and any other Transaction Document.  PRF and Acorda agree to execute and deliver such other documents, certificates, agreements and other writings (including any financing statement filings requested by PRF) and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement and any other Transaction Document and to vest in PRF good, valid and marketable rights and interests in and to the Assigned Interests free and clear of all Liens, except for Permitted Liens (which Permitted Liens shall, in any event and notwithstanding anything else contained in this Agreement or the other Transaction Documents to the contrary, be junior and subordinate to the Liens in favor of PRF with respect to the Collateral).

(b)           PRF and Acorda shall execute and deliver such additional documents, certificates and instruments, and to perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out and effectuate all of the provisions of this Agreement and any other Transaction Document and to consummate all of the transactions contemplated by this Agreement and any other Transaction Document.

(c)           PRF and Acorda shall cooperate and provide assistance as reasonably requested by the other party in connection with any litigation, arbitration or other proceeding (whether threatened, existing, initiated, or contemplated prior to, on or after the date hereof) to which any party hereto or any of its officers, directors, shareholders, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interests, in each case relating to this Agreement, any other Transaction Document, the Assigned Interests or any other Collateral, or the transactions described herein or therein.

Section 5.07         Call Option; Put Option.

(a)           In the event that a Call Option Event shall occur during the Term, Acorda shall have the right, but not the obligation (the “Call Option”), exercisable within one hundred eighty (180) days following the occurrence of the Call Option Event, to repurchase the Assigned Interests from PRF for a repurchase price equal to the Put/Call Price.  In order to exercise the Call Option, Acorda shall deliver written notice to PRF of its election to so repurchase the Assigned Interests within one hundred and eighty (180) days following the occurrence of the Call Option Event.  Acorda shall, within ten (10) Business Days following PRF’s receipt of such written notice of the Call Option, repurchase from PRF the Assigned Interests at the Put/Call Price, the payment of which shall be made by wire transfer of immediately available funds to the account designated by PRF.

(b)           In the event that a Put Option Event shall occur during the Term, PRF shall have the right, but not the obligation (the “Put Option”), exercisable within one hundred eighty (180) days of its receipt of written notice from Acorda of the Put Option Event, to require Acorda to repurchase from PRF the Assigned Interests at the Put/Call Price.  In the event PRF elects to exercise its Put Option, PRF shall so notify Acorda in writing and Acorda shall, within ten (10) Business Days following Acorda’s receipt of such notice, repurchase from PRF the Assigned Interests at the Put/Call Price, the payment of which shall be made by wire transfer of immediately available funds to the account designated by PRF in its election notice.  Notwithstanding anything to the contrary contained herein, immediately upon the occurrence of a Bankruptcy Event, PRF shall be deemed to have automatically and simultaneously elected to have Acorda repurchase from PRF the Assigned Interests for the Put/Call Price and the Put/Call Price shall be immediately due and payable without any further action or notice by any party.

(c)           In connection with the consummation of a repurchase of the Assigned Interests pursuant to the Call Option or the Put Option, PRF agrees that it will (i) promptly execute and deliver to Acorda such UCC termination statements and other documents as may be necessary to release PRF’s Lien on the Collateral and otherwise give effect to such repurchase and (ii) take such other actions or provide such other assistance as may be necessary to give effect to such repurchase.

Section 5.08         Remittance to Lockbox Account; Quarterly True-Up.

(a)           Within thirty (30) days after the date of this Agreement, the parties hereto shall enter into a Lockbox Agreement in form and substance reasonably satisfactory to the parties hereto and the Lockbox Bank, which Lockbox Agreement will provide for, among other things, the establishment and maintenance of a Lockbox Account, a Joint Concentration Account, an Acorda Concentration Account and a PRF Concentration Account in accordance with the terms herein and therein.  Any PRF Concentration Account shall be held solely for the benefit of PRF, but shall be subject to the terms and conditions of this Agreement, the Security Agreement and the other Transaction Documents.  Funds deposited into the Lockbox Account shall be swept by the Lockbox Bank on a daily basis into the Joint Concentration Account and subsequent thereto, the Daily Amount shall be swept into the PRF Concentration Account.  PRF shall have immediate and full access to any funds held in the PRF Concentration Account and such funds shall not be subject to any conditions or restrictions whatsoever, subject to PRF’s obligations under Section 5.08(f)(ii).  After the Daily Amount is swept into the PRF Concentration Account, the amounts remaining in the Joint Concentration Account shall then be swept, at the direction of Acorda, into the Acorda Concentration Account.  Acorda shall have immediate and full access to any funds held in the Acorda Concentration Account and such funds shall not be subject to any conditions or restrictions whatsoever other than those of the Lockbox Bank; provided, however, that nothing herein shall (i) affect or reduce Acorda’s obligations to pay in full all amounts due to PRF under this Agreement, or (ii) in any manner limit the recourse of PRF to the Collateral to satisfy Acorda’s Obligations.

(b)           Acorda shall pay for all fees, expenses and charges of the Lockbox Bank.

(c)           Commencing on the effective date of the Lockbox Agreement and thereafter, any and all sales and licensing revenue in respect of the Product received by Acorda shall be deposited into the Lockbox Account.

(d)           With respect to any License Agreement entered into by Acorda from and after the date hereof, Acorda shall (i) at the time of the execution and delivery of such agreement, instruct any party thereto under such agreement to remit to the Lockbox Account when due all applicable payments in respect of sales and licensing revenue in respect of the Product and in respect of royalties received from Licensees that are due and payable to Acorda in respect of or derived from such agreement during the Term; and (ii) deliver to PRF evidence of such instruction and of such applicable party’s agreement thereto.

(e)           Acorda shall not have any right to terminate the Lockbox Bank without PRF’s prior written consent.  Any such consent, which PRF may grant or withhold in its sole and absolute discretion, shall be subject to the satisfaction of each of the following conditions to the satisfaction of PRF:

(i)                                     the successor Lockbox Bank shall be acceptable to PRF;

(ii)                                  PRF, Acorda and the successor Lockbox Bank shall have entered into a lockbox agreement substantially in the form of the Lockbox Agreement initially entered into;

(iii)                               all funds and items in the accounts subject to the Lockbox Agreement to be terminated shall be transferred to the new accounts held at the successor Lockbox Bank prior to the termination of the then existing Lockbox Bank; and

(iv)                              PRF shall have received evidence that all of the applicable parties making payments in respect of sales of the Product have been instructed to remit all future payments in respect of sales of the Product to the new accounts held at the successor Lockbox Bank.

(f)            True-Up.

(i)                                     Following the end of each Fiscal Quarter, as soon as Acorda shall have determined the Net Revenues for such Fiscal Quarter and for each other Fiscal Quarter in the Fiscal Year in which the then most recently ended Fiscal Quarter occurred (the “Year-to-Date Net Revenues”) and in any event no later than forty-five (45) days after the end of such Fiscal Quarter (unless such Fiscal Quarter is the last Fiscal Quarter of a Fiscal Year in which case no later than ninety (90) days after the end of such Fiscal Quarter), Acorda shall present PRF a certificate, in reasonable detail with supporting calculations and information, detailing the Year-to-Date Net Revenues (the “True-Up Statement”). For purposes of this Section 5.08, the first Fiscal Quarter shall comprise the period from October 1, 2005 through March 31, 2006.

(ii)                                  If PRF has received on or prior to the last day of the most recently ended Fiscal Quarter payments from Acorda under Section 2.02 or this Section 5.08 (disregarding, for the avoidance of doubt, any payments made by Acorda under Section 2.03) in respect of the Fiscal Year for which Year-to-Date Net Revenues is calculated under clause (i) above which are in excess of the Applicable Percentage of Year-to-Date Net Revenues, PRF shall pay such excess to Acorda within fifteen (15) Business Days of receipt by PRF of the True-Up Statement.

(iii)                               If the Applicable Percentage of Year-to-Date Net Revenues is in excess of the amounts PRF has received on or prior to the last day of the most recently ended Fiscal Quarter in respect of the Fiscal Year for which Year-to-Date Net Revenues is calculated under clause (i) above under Section 2.02 or this Section 5.08 (disregarding, for the avoidance of doubt, any payments made by Acorda under Section 2.03), Acorda shall pay such excess to PRF within fifteen (15) Business Days of the receipt by PRF of the True-Up Statement.

Section 5.09         License Agreements; Elan Agreements and Novartis Agreement.

(a)           Acorda shall use its commercially reasonable efforts to duly perform and observe all of its covenants and obligations under each License Agreement in all material respects.  Upon the occurrence of a material breach of any of the License Agreements by any other party thereto, which is not cured as provided therein, Acorda thereto shall use its commercially reasonable efforts to seek to enforce all of its rights and remedies thereunder.

(b)           Acorda shall use its commercially reasonable efforts to duly perform and observe all of its covenants and obligations under the Elan Agreements and the Novartis Agreement in all material respects, including making any and all payments due thereunder on a timely basis.

Acorda shall not permit any amendment or modification to, set-off, or waiver or consent under the Elan Agreements or the Novartis Agreement that would materially adversely affect the Product, the Intellectual Property, the Revenue Interests, or the Assigned Interests without PRF’s prior written consent.  Acorda shall notify PRF of any such amendment or modification to, set-off, or waiver or consent under, the Elan Agreements or the Novartis Agreement.  Acorda shall not assign or otherwise transfer any of the Intellectual Property if such assignment or transfer would materially adversely affect PRF with respect to the Revenue Interests or the Assigned Interests under this Agreement, without PRF’s prior written consent.  Upon an occurrence of any breach or default that would, either directly or with the giving of notice, lapse of time or both, give either party to such agreement the right to terminate such agreement, termination (other than upon expiration), litigation or threat thereof relating to the Elan Agreements or the Novartis Agreement or any related agreement, Acorda shall promptly consult with PRF regarding an appropriate course of action.  If the parties agree to take action to enforce any or all of Acorda’s rights and remedies thereunder, action shall be commenced at Acorda’s expense and under Acorda’s control.  If the parties do not agree, upon written request by PRF, Acorda shall institute legal action or take any other reasonable action at PRF’s expense.  In such instance, PRF shall be entitled to approve counsel, fully participate in any legal proceedings and consent to any settlement, and no counsel shall be selected and no settlement shall be entered into without the consent of PRF, which consent shall not be unreasonably withheld, conditioned or delayed.  Any recovery from such action shall first go to reimburse legal expenses, pro rata, and the remainder shall constitute a part of the Revenue Interest and be transferred to the Lockbox Account.

Section 5.10         Intellectual Property.

(a)           Acorda shall, at its sole expense, either directly or by using commercially reasonable efforts to cause any Licensee to do so, take any and all actions (including taking legal action to specifically enforce the applicable terms of any License Agreement), and prepare, execute, deliver and file any and all agreements, documents or instruments which are necessary or, in the commercially reasonable opinion of Acorda (taking into account the interests and rights of PRF under any of the Transaction Documents and the PRF’s ability to realize the benefits of the transactions contemplated by each of the Transaction Documents), desirable to (A) diligently maintain the applicable Intellectual Property and the Patents and (B) diligently defend such Intellectual Property and such Patents against infringement or interference by any other Persons, and against any claims of invalidity or unenforceability, in the United States (including, without limitation, by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-interference).  Acorda shall not, and shall use its commercially reasonable efforts to cause any Licensee not to, disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment of, the applicable Patents or other Intellectual Property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b)           In the event that Acorda becomes aware that the Product or a Licensee under any License Agreement infringes, misappropriates or violates any Third Party intellectual property, Acorda shall promptly use commercially reasonable efforts to attempt to obtain the legal right to use any Third Party intellectual property on behalf of itself and the affected Licensee, as applicable, except where the failure to do so could not reasonably be expected to result in a

Material Adverse Effect and shall pay all costs and amounts associated with obtaining any such legal right to use Third Party intellectual property without any reduction in or offset to the Assigned Interests.

(c)           Acorda shall directly, or through a Licensee, take any and all actions and prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary or  commercially reasonable or desirable to secure and maintain, all Regulatory Approvals.  Acorda shall not withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, any Regulatory Approval once obtained.

Section 5.11         Negative Covenants.

Acorda shall not, without the prior written consent of PRF:

(a)           Forgive, release or compromise any amount owed to Acorda and relating to the Assigned Interests in a manner which could reasonably be expected to materially adversely affect the Assigned Interests;

(b)           Waive, amend, cancel or terminate, exercise or fail to exercise, any of its material rights constituting or relating to the Revenue Interests;

(c)           Amend, modify, restate, cancel, supplement, terminate or waive any provision of any License Agreement in any material respect, or grant any consent thereunder, or agree to do any of the foregoing; or

(d)           Create, incur, assume or suffer to exist any Lien, or exercise any right of rescission, offset, counterclaim or defense, upon or with respect to the Assigned Interests, the Revenue Interests or the other Collateral, or agree to do or suffer to exist any of the foregoing, except for any Lien or agreements in favor of PRF granted under or pursuant to this Agreement and the other Transaction Documents and except for Permitted Liens.

Section 5.12         Future Agreements.

Acorda shall not enter into any agreement that would materially adversely affect the Product, the Intellectual Property, the Revenue Interests, or the Assigned Interests without PRF’s prior written consent, which consent shall be granted or withheld in PRF’s sole and absolute discretion.

Section 5.13         Insurance.

Acorda shall (i) maintain insurance policies comparable to the policies listed on Schedule 3.20 and (ii) maintain PRF as an additional insured party with respect to its general liability and product liability insurance policies.

Section 5.14         Notice.

Acorda shall provide PRF with written notice as promptly as practicable (and in any event within ten (10) Business Days) after becoming aware of any of the following:

(a)           the occurrence of a Bankruptcy Event;

(b)           any material breach or default by Acorda of any covenant, agreement or other provision of this Agreement, any other Transaction Document, the Elan Agreements or the Novartis Agreement (which breach, with respect to the Elan Agreements or the Novartis Agreement, could reasonably be expected to give rise to a right of the other party thereto to terminate such agreement prior to its expiration);

(c)           any representation or warranty made or deemed made by Acorda in any of the Transaction Documents or in any certificate delivered to PRF pursuant hereto shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made or deemed made;

(d)           the occurrence of a Call Option Event;

(e)           the occurrence of a Put Option Event; or

(f)            any sublicense by a Licensee of any rights licensed pursuant to any License Agreement.

Section 5.15         Use of Proceeds.

Acorda shall use all proceeds received from PRF (and retained by Acorda) pursuant to Section 2.03 in support of the business plan and commercialization of the Product, including sales operation and expansion, additional clinical studies and purchase, royalty and/or other payments related to the acquisition and supply of the Product.  All of such proceeds shall be used exclusively to support sales and marketing, clinical and regulatory activities, and financial obligations related specifically and solely to the Product.  Acorda shall not use any such proceeds for any other current or future product of Acorda except if such use is ancillary and relates to the use of proceeds to support, or would in Acorda’s reasonable business judgment, support the commercialization of the Product.  Acorda shall use commercially reasonable efforts to fully support the sales of the Product, which shall mean those efforts that a similarly situated company in the pharmaceutical industry, including with similar financial and other resources, would use in connection with the commercialization of a pharmaceutical product of similar market and profit potential at a similar stage in product life as the Product.

Section 5.16         Legal Opinion.

Acorda shall, within thirty (30) days of the date hereof and at its sole cost and expense (notwithstanding any other expense provisions hereof or otherwise agreed by PRF and its Affiliates and Acorda), cause to be delivered to PRF an opinion of outside counsel with respect to the creation, attachment and perfection of the security interests in favor of PRF under the Security Agreement and the Lockbox Agreement (such opinion to be reasonably acceptable to PRF).

ARTICLE VI

THE CLOSING; CONDITIONS TO CLOSING

Section 6.01         Closing.

Subject to the closing conditions set forth in Sections 6.02 and 6.03, the closing of the purchase and sale of the Assigned Interests (the “Closing”) shall take place at the offices of McDermott Will & Emery LLP, 50 Rockefeller Plaza, New York, New York 10020, on the Closing Date.

Section 6.02         Conditions Applicable to PRF.

The obligation of PRF to effect the Closing shall be subject to the satisfaction of each of the following conditions, any of which may be waived by PRF in its sole discretion:

(a)           Accuracy of Representations and Warranties.  The representations and warranties of Acorda set forth in the Transaction Documents shall be true, correct and complete in all material respects as of the Closing Date.

(b)           No Adverse Circumstances.  There shall not have occurred or be continuing any event or circumstance (including any development with respect to the efficacy of the Product or the Intellectual Property or the use or expected future use of the same as opposed to competing products) that could reasonably be expected to have a Material Adverse Effect.

(c)           Litigation.  No action, suit, litigation, proceeding or investigation shall have been instituted, be pending or threatened (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in connection with the transactions contemplated by this Agreement, or (ii) seeking to restrain or prohibit PRF’s acquisition or future receipt of the Assigned Interests.

(d)           Consents; Releases.  All notices to, consents, approvals, authorizations and waivers from Third Parties and Government Authorities that are required for the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents shall have been obtained or provided for and shall remain in effect, including (i) the Note Modification and Amendment between Acorda and Elan International Services, Ltd. with respect to the Full Recourse Convertible Promissory Note, dated as of January 22, 1997, issued by Acorda in the principal amount of $2,500,000 and the Limited Recourse Convertible Promissory Note, dated as of January 22, 1997, issued by Acorda in the principal amount of $5,000,000 and (ii) a payoff letter and lien release from GE Capital, in form and substance satisfactory to PRF.

(e)           Officer’s Certificate.  PRF shall have received a certificate of an executive officer of Acorda pursuant to which such officer certifies that the conditions set forth in Sections 6.02(a), (b), (c), and (k) have been satisfied in all respects.

(f)            Bill of Sale.  The Bill of Sale shall have been executed and delivered by Acorda to PRF, and PRF shall have received the same.

(g)           Security Agreement.  The Security Agreement shall have been duly executed and delivered by all the parties thereto, together with proper financing statements (including Form UCC-1s) for filing under the UCC and/or any other applicable law, rule, statute or regulation relating to the perfection of a security interest in filing offices in the jurisdictions listed on Schedule 6.02(g), and such agreement shall be in full force and effect.

(h)           Legal Opinion; Intellectual Property Letter.

(i)                                     PRF shall have received an opinion of Dreier LLP, transaction counsel to Acorda, in form and substance satisfactory to PRF and its counsel, to the effect set forth in Exhibit G.

(ii)                                  PRF shall have received a letter from Finnegan, Henderson, Farabow, Garrett & Dunner LLP, intellectual property counsel to Acorda, in form and substance satisfactory to PRF and its counsel, to the effect set forth in Exhibit H.

(i)            Board Observer Rights Agreement.  The Board Observer Rights Agreement shall have been duly executed and delivered by Acorda and PRF, and PRF shall have received the same.

(j)            Corporate Documents of Acorda.  PRF shall have received on the Closing Date, certificates, dated as of the Closing Date, of an executive officer of Acorda (the statements made in which shall be true and correct on and as of the Closing Date):  (i) attaching copies, certified by such officer as true and complete, of Acorda’s certificate of incorporation or other organizational documents (together with any and all amendments thereto) certified by the appropriate Governmental Authority as being true, correct and complete copies; (ii) attaching copies, certified by such officer as true and complete, of resolutions of the board of directors of Acorda authorizing and approving the execution, delivery and performance by Acorda of the Transaction Documents and the transactions contemplated herein and therein; (iii) setting forth the incumbency of the officer or officers of Acorda who have executed and delivered the Transaction Documents including therein a signature specimen of each such officer or officers; and (iv) attaching copies, certified by such officer as true and complete, of a certificate of the appropriate Governmental Authority of Acorda’s jurisdiction of incorporation, stating that Acorda is in good standing under the laws of the State of Delaware.

(k)           Covenants.  Acorda shall have complied in all material respects with its covenants set forth in the Transaction Documents required to be performed prior to the Closing Date.

Section 6.03         Conditions Applicable to Acorda.

The obligation of Acorda to effect the Closing shall be subject to the satisfaction of each of the following conditions, any of which may be waived by Acorda in its sole discretion:

(a)           Accuracy of Representations and Warranties.  The representations and warranties of PRF set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date.

(b)           Litigation.  No action, suit, litigation, proceeding or investigation shall have been instituted, be pending or threatened (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in connection with the transactions contemplated by this Agreement, or (ii) seeking to restrain or prohibit PRF’s acquisition or future receipt of the Assigned Interests.

(c)           Closing Certificate.  Acorda shall have received at the Closing a certificate of an authorized representative of PRF certifying that the conditions set forth in Sections 6.03(a) and (b) have been satisfied in all material respects as of the Closing Date.

(d)           Full Payment.  The amounts to be paid by PRF directly to Acorda and/or its designees pursuant to clause (i) of Section 2.03(a) shall have been tendered by wire transfer of immediately available funds to the accounts designated by Acorda to PRF on or prior to the Closing.

(e)           Guaranty.  The Guaranty shall have been executed and delivered by the Guarantor.

ARTICLE VII

TERMINATION

Section 7.01         Termination Date.

Except as otherwise provided in this Section 7.01 and in Sections 7.02 and 8.01, this Agreement shall terminate upon expiration of the Revenue Interest Period.  If any payments are required to be made by one of the parties hereunder after that date, this Agreement shall remain in full force and effect until any and all such payments have been made in full, and (except as provided in Section 7.02) solely for that purpose.  In addition, this Agreement shall sooner terminate if Acorda or PRF shall have exercised its Call Option or Put Option, respectively, under Section 5.07, with the termination date in that event being the date on which both Acorda completes the repurchase of the Assigned Interests with payment in full to PRF and PRF complies with its related obligations under Section 5.07(c).

Section 7.02         Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement and the other Transaction Documents shall terminate and shall forthwith become void and have no effect without any liability on the part of any party hereto or its Affiliates, directors, officers, stockholders, partners, managers or members other than the provisions of this Section 7.02 and Sections 5.04, 5.05 (provided the Security Agreement and the Lockbox Agreement shall each terminate as provided in those respective agreements), 8.01, 8.02, 8.04 and 8.05 hereof, which shall survive any termination as set forth in Section 8.01.  Nothing contained in this Section 7.02 shall relieve any party from liability for any breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01         Survival.

(a)           All representations and warranties made herein and in any other Transaction Document, any certificates or in any other writing delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Closing and shall continue to survive until termination of this Agreement in accordance with Article VII.  Notwithstanding anything in this Agreement or implied by law to the contrary, all the agreements contained in Sections 5.04, 5.05 (provided the Security Agreement and the Lockbox Agreement shall each terminate as provided in those respective agreements), 8.01, and 8.05 shall survive the execution and delivery of this Agreement and the Closing until the date which is five (5) years following the termination of this Agreement in accordance with Article VII (it being understood that any pending claims made under Section 8.05 shall continue, and the obligations in Section 8.05 shall continue in respect of such claims, until disposition of such claims by a court of competent jurisdiction in a final non-appealable disposition or by agreed settlement by the parties, whether or not such five (5) year period following termination shall elapse).

(b)           Any investigation or other examination that may have been made or may be made at any time by or on behalf of the party to whom representations and warranties are made shall not limit, diminish or in any way affect the representations and warranties in the Transaction Documents, and the parties may rely on the representations and warranties in the Transaction Documents irrespective of any information obtained by them by any investigation, examination or otherwise.

Section 8.02         Specific Performance.

Each of the parties hereto acknowledges that the other party will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents.  In such event, each of the parties agrees that the other party shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement.

Section 8.03         Notices.

All notices, consents, waivers and communications hereunder given by any party to the other shall be in writing (including facsimile transmission) and delivered personally, by telegraph, telecopy, telex or facsimile, by a recognized overnight courier, or by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, in each case addressed:

If to PRF to:

King George Holdings Luxembourg IIA S.à r.l.
c/o Paul Capital Partners
140 East 45th Street, 44th Floor
New York, NY 10017
Attention: Clarke B. Futch, Partner
Facsimile No.: (646) 264-1101

If to Guarantor to:

Paul Royalty Fund II, L.P., c/o Paul Capital Partners
140 East 45th Street, 44th Floor
New York, NY 10017
Attention: Clarke B. Futch, Partner
Facsimile No.: (646) 264-1101
with a copy to:

McDermott Will & Emery LLP
227 West Monroe Street
Chicago, IL 60606-5096
Attention: Timothy R.M. Bryant
Facsimile No.: (312) 984-7700

If to Acorda to:

Acorda Therapeutics, Inc.
15 Skyline Drive
Hawthorne, NY 10532
Attention: Gerard Cignarella
Facsimile No.: (914) 347-4560

with a copy to:

Dreier LLP
499 Park Avenue
New York, NY 10022
Attention: Jill M. Cohen
Facsimile No.: (212) 328-6101

or to such other address or addresses as PRF or Acorda may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt.  All such notices, consents, waivers and communications shall:  (a) when posted by certified or registered mail, postage prepaid, return receipt requested, be effective three (3) Business Days after dispatch, unless such communication is sent trans-Atlantic, in which case they shall be deemed effective five (5) Business Days after dispatch, (b) when telegraphed, telecopied, telexed or facsimiled, be effective upon receipt by the transmitting party of confirmation of complete transmission, or (c) when delivered by a recognized overnight courier or in person, be effective upon receipt when hand delivered.

Section 8.04         Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Acorda shall not be entitled to assign any of its obligations and rights under the Transaction Documents without the prior written consent of PRF, which consent shall not be unreasonably withheld or delayed, except that Acorda may assign any of the Transaction Documents or its obligations and rights thereunder, without such consent, to an Affiliate or to any entity that acquires all or substantially all of its business or assets whether by merger, reorganization, acquisition, sale, or otherwise.  PRF may assign any of its rights under the Transaction Documents without restriction to any Affiliate or partner of PRF.  PRF may also assign the Transaction Documents, in whole or in part, to any Person in connection with any financing (including any capital markets or securitization transaction), without the consent of Acorda, provided that the Guarantor also guarantees the obligations of PRF under the Transaction Documents that are being assumed by such assignee.  Any successor or assignee of PRF shall assume all obligations of PRF under this Agreement and the other Transaction Documents which are not expressly retained by PRF.

Section 8.05         Indemnification.

(a)           Acorda hereby indemnifies and holds PRF and its Affiliates and any of their respective partners, directors, managers, members, officers, employees and agents (each a “PRF Indemnified Party”) harmless from and against any and all Losses (including all Losses in connection with any product liability claims or claims of infringement or misappropriation of any intellectual property rights of any Third Parties) incurred or suffered by any PRF Indemnified Party arising out of any breach of any representation or warranty made by Acorda in any of the Transaction Documents or any breach of or default under any covenant or agreement by Acorda pursuant to any Transaction Document, including any failure by Acorda to satisfy any of the Excluded Liabilities and Obligations.

(b)           PRF hereby indemnifies and holds Acorda, its Affiliates and any of their respective partners, directors, managers, officers, employees and agents (each an “Acorda Indemnified Party”) harmless from and against any and all Losses incurred or suffered by an Acorda Indemnified Party arising out of any breach of any representation or warranty or made by PRF in any of the Transaction Documents or any breach of or default under any covenant or agreement by PRF pursuant to any Transaction Document.

(c)           If any claim, demand, action or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to the preceding paragraphs, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under the foregoing provisions of this Section 8.05 unless, and only to the extent that, such omission results in the forfeiture of, or has a material adverse effect on the exercise or prosecution of, substantive rights or defenses by the indemnifying party.  In case any such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 8.05 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.  In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of such counsel.  It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties.  The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d)           Notwithstanding anything to the contrary contained in this Agreement, the following limitations shall apply to indemnification claims under this Agreement:

(i)            no individual Loss (or series of related Losses) under Section 8.05(a) or (b) shall be valid and assertable unless it is (or they are) for an amount in excess of $5,000; and

(ii)           Acorda shall be liable with respect to claims under Section 8.05(a) only if the aggregate Losses related to such Losses when considered together, exceed $50,000 in which case Acorda shall be liable for all such Losses, and not only those Losses in excess of such amount.

(e)           In no event shall any indemnifying party be responsible or liable for any Losses under this Section 8.05 that are consequential, in the nature of lost profits, special or punitive or otherwise not actual damages (except to the extent same are owing pursuant to a third party claim).  The amount of Losses recoverable by an indemnified party under this Section 8.05 with respect to an indemnity claim shall be reduced by (i) the amount of any payment received by such indemnified party (or any Affiliate thereof), with respect to the Losses to which such indemnity claim relates, from an insurance carrier, and (ii) if the indemnified party is PRF and PRF exercised the Put Option, the Put/Call Price (except with respect to Losses incurred by PRF constituting out-of-pocket expenses in connection with a Third Party claim).

Section 8.06         Independent Nature of Relationship.

(a)           The relationship between Acorda and PRF is solely that of seller and purchaser, and neither PRF nor Acorda has any fiduciary or other special relationship with the other or any of their respective Affiliates.  Nothing contained herein or in any other Transaction Document shall be deemed to constitute Acorda and PRF as a partnership, an association, a joint venture or other kind of entity or legal form.

(b)           No officer or employee of PRF will be located at the premises of Acorda or any of its Affiliates, except in connection with an audit performed pursuant to Section 5.02.  No officer, manager or employee of PRF shall engage in any commercial activity with Acorda or any of its Affiliates other than as contemplated herein and in the other Transaction Documents.

(c)           Acorda and/or any of its Affiliates shall not at any time obligate PRF, or impose on PRF any obligation, in any manner or respect to any Person not a party hereto.

Section 8.07         Federal Tax.

Notwithstanding the accounting treatment thereof, for United States federal, state and local tax purposes, Acorda and PRF shall treat the transactions contemplated by the Transaction Documents as debt for United States tax purposes.  The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 8.07 on any tax return or in any audit or other administrative or judicial proceeding unless (i) the other party to this Agreement has consented to such actions, which consent shall not be unreasonably withheld, or (ii) the party that contemplates taking such an inconsistent position has been advised by counsel in writing that it is more likely than not (x) that there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 8.07 or (y) that taking such a position would otherwise subject the party to penalties under the Internal Revenue Code of 1986, as amended.

Section 8.08         Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto (which are incorporated herein by reference) and the other Transaction Documents, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements (including the Term Sheet and the Expense Reimbursement Letter dated October 27, 2005), understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.  No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits, Schedules or other Transaction Documents) has been made or relied upon by either party hereto.  None of this Agreement, nor any provision hereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.09         Amendments; No Waivers.

(a)           This Agreement or any term or provision hereof may not be amended, changed or modified except with the written consent of the parties hereto.  No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the party against whom such waiver is sought to be enforced.

(b)           No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.10         Interpretation.

When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated.  The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.  Neither party hereto shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one party or the other.

Section 8.11         Headings and Captions.

The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 8.12         Counterparts; Effectiveness.

This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.  Any counterpart may be executed by facsimile or pdf signature and such facsimile or pdf signature shall be deemed an original.

Section 8.13         Severability.

If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions. In such event, the parties shall substitute such invalid provisions with valid ones, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement also with those substituted provisions.

Section 8.14         Expenses.

Each party hereto will pay all of its own fees and expenses in connection with entering into and consummating the transactions contemplated by this Agreement; provided, that Acorda agrees, on the Closing Date, to reimburse PRF for up to $500,000 of its actual, reasonable, and documented due diligence and other, including legal, expenses associated with the transaction contemplated hereby (payable as provided in Section 2.03); and provided, further, that Acorda agrees to reimburse and indemnify PRF for any expenses (including reasonable fees and expenses of legal counsel) incurred by PRF in connection with asserting or enforcing of PRF’s rights hereunder, including, without limitation, in connection with any insolvency, bankruptcy or similar proceeding involving Acorda.

Section 8.15         Governing Law; Jurisdiction.

(a)           This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the state of New York, without giving effect to the principles of conflicts of law thereof.

(b)           Any legal action or proceeding with respect to this Agreement or any other Transaction Document may be brought in any state or federal court of competent jurisdiction in the state, county and city of New York.  By execution and delivery of this Agreement, each party hereto hereby irrevocably consents to and accepts, for itself and in respect of its property, generally and unconditionally the non-exclusive jurisdiction of such courts.  Each party hereto hereby further irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any Transaction Document.

(c)           Each party hereto hereby irrevocably consents to the service of process out of any of the courts referred to in subsection (b) above of this Section 8.15 in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in this Agreement.  Each party hereto hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder or under any other Transaction Document that service of process was in any way invalid or ineffective.  Nothing herein shall affect the right of a party to serve process on the other party in any other manner permitted by law.

Section 8.16         Force Majeure.

Neither party shall lose any rights hereunder or be liable to the other party for Losses on account of failure of performance by the defaulting party if the failure is occasioned by war, Act of God, terrorism, or embargo, and the non-performing party has exerted commercially reasonable efforts to overcome such force majeure.

Section 8.17         Waiver of Jury Trial.

Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any action, proceeding, claim or counterclaim arising out of or relating to any Transaction Document or the transactions contemplated under any Transaction Document.  This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to any Transaction Document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

ACORDA:	ACORDA THERAPEUTICS, INC.

	By:	/s/ Ron Cohen
Name: Ron Cohen
Title: President & CEO

PRF:	KING GEORGE HOLDINGS LUXEMBOURG IIA S.À R.L.

	By:	/s/ Clarke B. Futch
Name:Clarke B. Futch
Title: Manager